                                              4710 E. 32nd Street
                                            Joplin, Missouri 64804
William Graham,                                                                           Telephone:  417-626-9971
President and CEO                            3535 Broadway Ste 402                              Fax:  417-782-0475
                                             Kansas City, MO 64111                     william.graham@siricomm.com

September 1, 2006

Mr. Matthew R. McKenzie
1614 W. Aylor
Webb City, Missouri

As we have discussed I would like to invite you to join the management team at Siricomm, Inc. as our Chief Financial Officer and Treasurer. In this capacity you will be responsible for ensuring that Siricomm, Inc. is compliant with all SEC regulations and any other financial reporting requirements. You will be responsible, with myself and members of the Board of Directors, for pursuing sources of capital as required so that full development and deployment of our business plans can be successful. The members of the accounting and human resources team will report directly to you. The complete list of financial and administrative tasks to be addressed is significant and you and I will work together to assign priorities and ensure that progress is made.

Our offer is for you to start work on September 1, 2006, at a rate of pay of $135,000.00 per year. You will also be granted 75,000 stock options in accordance with the conditions and requirements of the Siricomm, Inc. 2002 Equity Incentive Plan. In addition you will receive a one time $10,000.00 cash signing bonus on your starting date. All employee benefits will be available to you. We will reimburse you for any cobra premium expenses you incur prior to being eligible for our health benefit plan.

If the foregoing is acceptable to you, please sign a copy of this letter at the place indicated below and return it to me.

Sincerely,
/s/ William W. Graham
William W. Graham

Agreed to and Acknowledged,

/s/ Matthew R. McKenzie
Matthew R. McKenzie

Date: 9/1/06